UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

(Name of Registrant as Specified In Its Charter)

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14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF 2008 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Wednesday June 4, 2008 10 a.m. local time 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134

April 29, 2008

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 on Wednesday, June 4, 2008, at 10 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2007 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 4, 2008.

Sincerely,

	James D. Palm	Mike Liddell
	Chief Executive Officer	Chairman of the Board

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2008

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 4, 2008 at 10 a.m., local time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect five directors to serve until the Company’s 2009 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 23, 2008, or their proxy holders may vote at the meeting.

By Order of the Board of Directors,

Michael G. Moore

Chief Financial Officer and Secretary

This notice and proxy statement are first being mailed to stockholders on or about May 2, 2008.

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as “Gulfport,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2008 Annual Meeting of Stockholders.

What am I voting on?

You are voting on:

•	The election of directors (see page 5);

•	The ratification of Grant Thornton LLP as our independent auditors for 2008 (see page 29); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors; and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2008.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 23, 2008. Each share of common stock is entitled to one vote. As of April 23, 2008, we had 42,571,419 shares of common stock outstanding and entitled to vote, excluding 82,488 shares of our restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 23, 2008, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.

How many votes are needed to approve each of the proposals?

The five nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement.

All other proposals require the affirmative “FOR” vote of a majority of the votes cast. Only votes for or against such other proposals will be counted as votes cast. Abstentions and broker non-votes will not be counted for voting purposes and will have no effect on the result of the vote on such other proposals.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting,

•	Sending our Corporate Secretary a written document revoking your earlier proxy, or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors and the ratification of Grant Thornton LLP as our independent auditors for 2008 are considered routine matters.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card and FOR the ratification of Grant Thornton LLP as our independent auditors for 2008.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and our 2007 Annual Report on Form 10-K are available on our website at www.gulfportenergy.com.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors consists of five members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy adopted in the second quarter of 2007 is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors. Prior to the adoption of such policy, James D. Palm, our Chief Executive Officer and one of our directors, received $3,000 in director fees in the first quarter of 2007.

Equity Compensation

We provide our non-employee directors with equity compensation under our Amended and Restated 2005 Stock Incentive Plan. Our current non-employee directors are Donald L. Dillingham, Scott E. Streller and David L. Houston. In March 2008, we granted 6,666 shares of our restricted common stock to Mr. Dillingham in connection with his appointment to our board of directors in November 2007, of which 740 shares vested on April 1, 2008 and the remaining shares will vest in 36 equal monthly installments beginning on May 1, 2008. In August 2006, we granted 6,666 shares of our restricted common stock to Mr. Streller in connection with his appointment to our board of directors, which shares vest in 36 substantially equal monthly installments beginning on the date of grant. Mr. Houston holds options to purchase an aggregate of 40,000 shares of our common stock granted to him for his service as a director, of which options to purchase 32,000 shares of our common stock are fully vested. Unvested options to purchase 8,000 shares of our common stock held by Mr. Houston vest in two remaining equal installments on January 24, 2009 and 2010, respectively, and have ten-year terms from the date of grant. No equity grants were made to any of our non-employee directors in 2007. Further details regarding our director compensation in 2007 are set forth under the heading “Director Compensation” below.

Cash Compensation

In 2007, we paid our non-employee directors a monthly retainer of $1,000 and a per meeting attendance fee of $500 and reimburse all ordinary and necessary expenses incurred by non-employee directors in the conduct of our business. In March 2008, the compensation committee of our board of directors, following its review of the compensation survey prepared by an outside consultant, determined that committee members and chairpersons commit substantially more time than other board members. As a result, the compensation committee has determined that for 2008, in addition to the fees described above, each committee member of our board of directors will receive $3,000 per year for his service on each committee. However, if a director serves as the committee chairman, he will receive $4,500 per year per committee.

Insurance and Indemnification Contracts

We provide liability insurance for our directors and officers at a current annual cost of approximately $321,330 and have contractual indemnification arrangements with our directors and certain of our officers under which we agree, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers of the Company.

How often did the board of directors meet in 2007?

The board of directors met four times in 2007. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2009 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MIKE LIDDELL, age 54. Mr. Liddell has served as a director of our company since July 1997 and as Chairman of the Board of our company since July 1998. Mr. Liddell served as Chief Executive Officer of our company from April 1998 to December 2005 and President of our company from July 2000 to December 2005. In addition, Mr. Liddell served as Chief Executive Officer of DLB Oil & Gas, Inc., a publicly held oil and natural gas company, from October 1994 to April 1998, and as a director of DLB Oil & Gas from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB Oil & Gas. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. Mr. Liddell has served since May 2005 as a director of Bronco Drilling Company, Inc., a provider of contract land drilling services, and served as its Chairman of the Board from May 2005 until August 2007. Since November 2006, Mr. Liddell has served as Chairman of the Board of Diamondback Energy Services, Inc. Mr. Liddell received a Bachelor of Science degree in education from Oklahoma State University.

DONALD DILLINGHAM, age 45. Mr. Dillingham has served as a director of our company since November 2007. Mr. Dillingham is also a director nominee to the board of directors of Diamondback Energy Services, Inc., one of our affiliates. Since August 2001, Mr. Dillingham has served as the Senior Portfolio Manager for Avondale Investments, LLC and Merit Advisors, Inc., each of which is a registered investment advisor. Mr. Dillingham is currently the Senior Portfolio Manager for two mutual funds, a member of the investment committee of Merit Advisors, Inc. and the Vice-President/Treasurer of the Merit Advisors Investment Trust. From August 2002 to December 2004, Mr. Dillingham served as an adjunct professor of finance at the University of Oklahoma. From April 1998 to August 2001, Mr. Dillingham served as Senior Vice President, portfolio manager and state director for J.P. Morgan Investment Management. From March 1996 to April 1998, Mr. Dillingham served American Express as the state director responsible for managing the financial planning services and product sales for the state of Oklahoma. From May 1994 to December 1996, Mr. Dillingham worked for Bank of America as Vice-President of Investment Banking. Mr. Dillingham began his career in the finance industry with Stifel, Nicolaus as a fixed income analyst, risked based market maker and sales manager from August 1984 to may 1994. Mr. Dillingham received a Bachelors of Business and Administration in Accounting from the University of Oklahoma and his Masters of Business and Administration in Finance from Oklahoma City University. Mr. Dillingham is a Chartered Financial Analyst, a Certified Public Accountant and a Certified Financial Planner.

DAVID L. HOUSTON, age 55. Mr. Houston has served as a director of our company since July 1998. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Mr. Houston has served as a director of Bronco Drilling Company since May 2005. Prior to 1991, Mr. Houston was President and Chief Executive Officer of Equity Bank for Savings, F.A., an Oklahoma-based savings bank. Mr. Houston currently serves on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

JAMES D. PALM, age 63. Mr. Palm has served as a director of our company since February 2006 and as Chief Executive Officer of our company since December 2005. Prior to joining our company, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent

Exploration, LLC, a company he founded in 1995. Mr. Palm currently serves as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Masters in Business Administration in 1971, both from Oklahoma State University.

SCOTT E. STRELLER, age 40. Mr. Streller has served as a director of our company since August 2006. Mr. Streller is also a director nominee to the board of directors of Diamondback Energy Services, Inc., one of our affiliates. Since April 1993, Mr. Streller has operated an insurance agency for Farmer’s Insurance and Farmer’s Financial Solutions. Mr. Streller received a Master’s degree in Athletic Administration from Oklahoma State University and a Bachelor of Business Administration degree in Business Management from the University of Central Oklahoma.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2007
Audit	David L. Houston* Donald L. Dillingham Scott E. Streller

•     Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•     Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•     Monitors our compliance with legal and regulatory requirements.

•     Establishes procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•     Reviews and approves related party transactions.

•     Appoints, determines compensation, evaluates and terminates our independent auditors.

•     Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•     Prepares the report required by the SEC for the inclusion in our annual proxy statement.

•     Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

5
Compensation	Scott E. Streller David L. Houston*

•     Oversees and administers our executive compensation policies, plans and practices.

•     Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•     Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•     Makes recommendations to the board with respect to incentive compensation.

•     Conducts annual performance evaluation of the committee.

•     Reviews disclosure related to executive compensation in our proxy statement.

•     Reviews and reassesses the adequacy of the compensation committee charter.

—

Committee	Members	Principal Functions	Number of Meetings in 2007
Nominating	Donald L. Dillingham David L. Houston Scott E. Streller*

•     Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•     Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•     Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees;.

•     Reviews and recommends to the board of directors appropriate corporate governance polices and procedures for our company.

•     Conducts an annual assessment of the qualifications and performance of the Board.

•     Annually reviews and reports to the board of directors on the performance of management.

•     Reviews and reassesses the adequacy of the nominating committee charter.

1**

  * Committee Chairperson

** Our nominating committee was formed in April 2007. Prior to that date, we relied on the “controlled company exemption” provided by the Nasdaq listing standards and applicable transition rules and were not required to have a nominating and corporate governance committee composed entirely of independent directors and written charters addressing specified matters until May 1, 2007.

Do the committees have written charters?

Yes. The charters for our Audit Committee, Compensation Committee and Nominating Committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to Benjamin E. Russ, our General Counsel, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

The board of directors has determined that Donald L. Dillingham, David L. Houston and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the Audit Committee, and Mr. Dillingham qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors have also determined that each member of the Compensation Committee and the Nominating Committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2007, our non-management directors met in an executive session on August 14, 2007.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. Directors Mike Liddell, James D. Palm and Scott E. Streller attended the 2007 Annual Meeting of Stockholders. Directors Robert Brooks, who subsequently resigned as a director on October 29, 2007 and was replaced by Donald L. Dillingham on November 9, 2007, and David L. Houston were unable to attend.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process For Directors

The Nominating Committee is comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. The Committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the Securities and Exchange Commission, or the SEC, and that all members reflect a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our stockholders’ operations and interests. We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our Nominating Committee approved the director nominees submitted for election at this Annual Meeting. Prior to the formation of our Nominating Committee in April 2007, these functions were performed by our full board of directors.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2007.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2007.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by our Company in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2007, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Securities and Exchange Act, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2007, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008. The effectiveness of our internal control over financial reporting as of December 31, 2007, has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008. The Audit Committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE AUDIT COMMITTEE

David L. Houston, Chairman

Donald L. Dillingham

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Mike Liddell	54	Chairman of the Board and Director
James D. Palm	63	Chief Executive Officer, Director
Michael G. Moore	51	Vice President, Chief Financial Officer and Secretary

Biographical information for each of Messrs. Liddell and Palm is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

MICHAEL G. MOORE. Mr. Moore has served as Vice President and Chief Financial Officer of our company since July 2000. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration degree in finance and his Masters in Business Administration from the University of Central Oklahoma.

Executive Compensation

Compensation Discussion And Analysis

Compensation Practices

To date, all compensation decisions for our Chief Executive Officer and our Chief Financial Officer have been made by our Chairman of the Board. Our Chairman of the Board has been compensated as provided in his employment agreement with our company, which was effective as of June 1, 1999. Although our board of directors established a compensation committee, effective as of February 14, 2006, until recently the role of the compensation committee was limited, as we relied on the “controlled company” exemption and applicable transition rules provided by the Nasdaq listing standards. The compensation committee is currently composed entirely of independent directors. In the future, the compensation committee is expected to be responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our executive officers. In particular, the compensation committee’s role will be to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our Chief Executive Officer and make recommendations to our board of directors with respect to other executive officer compensation. The compensation committee is expected to meet at least annually to review executive compensation programs, approve compensation levels and performance targets, review management performance and administer our equity-based compensation plans. The compensation committee will operate in accordance with its charter, adopted effective as of February 14, 2006, which sets forth its powers and responsibilities described in more detail under the “Corporate Governance—Compensation Committee.”

Compensation Philosophy and Objectives

The objectives of our compensation program are to:

•	attract and retain key executives;

•	align the interests of our executives with those of our stockholders; and

•	motivate and reward individual performance and contributions.

Compensation Benchmarking

In the fall of 2007, the compensation committee engaged Equilar, an outside consultant, to perform a compensation survey, based on the available compensation data for fiscal 2006, which survey included the following industry peer companies: Arena Resources Inc., Brigham Exploration Company, Carrizo Oil & Gas, Inc., Chesapeake Energy Corporation, Continental Resources Inc., Devon Energy Corporation, Edge Petroleum Corporation, Energy Partners LTD, Goodrich Petroleum Corporation, Quest Resources Corporation, Ram Energy Resources Inc., Stone Energy Corporation and Swift Energy Company. Following its review of the survey and taking into account (i) the adjustments made with respect to 2007 compensation of our named executive officers and (ii) the difference in duties performed by our named executive officers as compared to duties performed by their counterparts at the peer group companies, the compensation committee determined that compensation of our Chairman of the Board and our Chief Executive Officer is reasonable as compared to similarly situated executives at peer group companies. The compensation committee further recommended that our Chairman of the Board and our Chief Executive Officer review other executive compensation for reasonableness and competitiveness.

Compensation Policy

The key elements of our compensation program are salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:

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Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive. We also believe that our Chairman of the Board, Mike Liddell, our Chief Executive Officer, James D. Palm, and our Chief Financial Officer, Michael G. Moore, are critical to the long-term success of our company. To facilitate the retention of our Chairman of the Board and our Chief Executive Officer, we entered an employment agreement with Mr. Liddell in May of 1999 and into an oral agreement with Mr. Palm with respect to their respective compensations and benefits. We believe that the terms of these agreements are reasonable as compared to similarly situated executives at peer group companies.

•

Align the interests of our executives with those of our stockholders. In the past, we used both options and restricted stock awards to provide long-term incentive compensation and to align the financial interests of our executives with those of our stockholders. In 2007, the compensation committee did not grant any awards to our executive officers. It is anticipated that in the future the compensation committee will structure our long-term incentive compensation in the form of restricted stock awards. For a discussion of the Company’s long-term incentive policy, see “Long Term Incentive Compensation” below.

•

Stock options represent the right of an option holder to buy shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Under our outstanding stock options, the right to buy underlying shares generally vests in 36 substantially equal monthly installments from the date of grant, except that certain options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant. We awarded these stock options in order to align compensation with company performance as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options.

•

Restricted stock generally vests in 36 substantially equal monthly installments. Restricted stock awards thereby ensure that our executives have a continuing stake in the long-term success of our company as the value of the award will depend on the stock price of the time of vesting.

•

Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding discretionary bonuses and equity awards.

Compensation Components

Base Salary

Salaries for our Chairman of the Board and our Chief Executive Officer are provided in their respective agreements described in more detail under the heading “Employment Agreements” below. The annual base salary for our Chairman of the Board is increased annually in an amount equal to any increase in the cost of living as determined in accordance with his employment agreement. The salary for our Chief Financial Officer in 2007 was determined by our Chairman of the Board. In the future, we anticipate that the base salaries of our named executive officers will be reviewed by the compensation committee on an annual basis, subject to the terms of any employment agreements that we may have with our named executive officers. With respect to the 2007 salaries of our Chief Executive Officer and our Chief Financial Officer, our Chairman of the Board has considered various factors, including the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of such executive officer and increases in responsibilities. In the future, the compensation committee is expected to consider similar factors in reviewing salaries of our named executive officers, as well as the recommendation of our Chairman of the Board with respect to base salaries of other named executive officers.

In 2007, the annual base salaries for our Chairman of the Board, our Chief Executive Officer and our Chief Financial Officer were $243,503, $211,749 and $225,000, respectively.

Discretionary Bonus

Our Chairman of the Board determined the bonuses that were paid to our named executive officers for 2007 based on their respective performances in 2007 and other factors, including our profitability, growth and market share achieved in 2007. Our Chairman of the Board, Chief Executive Officer and Chief Financial Officer received bonuses of $40,000, $25,410 and $400,000, respectively, for fiscal 2007. Further details regarding 2007 bonuses for our Chief Executive Officer and other named executive officers are set forth in the Summary Compensation Table below.

Long-Term Incentive Compensation

2007 Awards. No awards were granted by the compensation committee in 2007.

Long-Term Incentive Policy. Although in the past, we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the compensation committee believe that restricted stock awards are an essential component of our compensation strategy, and we intend to continue offering such awards in the future. Further, we anticipate that any equity awards granted to our executive officers during the remainder of 2008 will be in the form of restricted stock. The Committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our Amended and Restated 2005 Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plan is described below under the heading “Amended and Restated 2005 Stock Incentive Plan.”

Perquisites and Other Personal Benefits

Our company provides certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums for our Chairman of the Board and a company vehicle for our Chief Financial Officer, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table.

Broad-Based Employee Benefits

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401(k) Plan. We have retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are made regardless of employee’s deferrals into the plan. For 2007, we made a safe harbor and discretionary contribution totaling 6% for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Services regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Retirement Plans—401(k) Plan” below.

•

Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Employment Agreements

In May 1999, we entered into an employment agreement with Mike Liddell, our Chairman of the Board. The agreement had an initial five-year term and automatically renews for successive one-year terms thereafter. The agreement provides for an annual base salary of $200,000, adjusted for cost of living increases. As a result of these increases, Mr. Liddell’s base salary had risen to $243,505 in 2007. Upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. The agreement also restricts Mr. Liddell’s use or disclosure of any of our confidential information during the term of the agreement and for a period of five years thereafter.

We also entered into an oral agreement with James D. Palm, our Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of our board of directors, an annual cash incentive bonus. In 2007, Mr. Palm’s annual salary was increased to $225,000. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to our other employees.

Change in Control Arrangements

Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. See “Employment Agreements” above. In addition, our Amended and Restated 2005 Stock Incentive Plan provides that in the event of significant corporate transaction involving a change in control (as defined under the plan) of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

Potential payments to our Chief Executive Officer and our other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of our company and our stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the principals set forth in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” Non-vested shares are deemed issued and outstanding from legal perspective; however, under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

David L. Houston

Scott Streller

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as member of our Board of Directors or Compensation Committee.

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our other highest paid executive officer for the fiscal years ended December 31, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James D. Palm(3)	2007	211,750	25,410	—	336,738	16,500	590,398
Chief Executive Officer	2006	200,000	24,000	—	336,738	24,320	585,058

Mike Liddell(4)	2007	243,505	40,000	—	149,967	20,725	454,197
Chairman of the Board	2006	239,716	—	—	149,967	21,016	410,699

Michael G. Moore	2007	225,000	400,000	82,267	29,942	19,625	756,834
Vice President, Chief Financial Officer and Secretary(5)	2006	210,875	100,000	42,976	29,942	17,166	400,959

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007 of awards of stock options and restricted stock to the named executive officers as indicated in such columns and were calculated in accordance with the provisions of SFAS 123(R). These amounts were calculated using certain assumptions, as set forth in Note 10 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K, filed with the SEC on March 17, 2008. These amounts may include amounts from awards granted in and prior to 2007.

(2)	Amounts for Mr. Liddell include our matching 401(k) plan contributions of $13,500 and $13,791 for 2007 and 2006, respectively, and life insurance premium payments of $7,225 for each of 2007 and 2006. Amounts for Mr. Palm include our matching 401(k) plan contributions of $13,500 and $13,320 for 2007 and 2006, respectively, and director compensation fees of $3,000 and $11,000 for 2007 and 2006, respectively. The amount for Mr. Moore for 2007 represents our matching 401(k) plan contributions of $13,500 and $6,125 attributable to use of a company vehicle and the amount for 2006 represents our matching 401(k) plan contributions.
(3)	Mr. Palm joined us as Chief Executive Officer in December 2005 with an annual salary of $200,000. Mr. Palm’s options vest in 36 substantially equal monthly installments beginning on the date of grant.
(4)	Mr. Liddell resigned as our Chief Executive Officer and President in December 2005 but remains our Chairman of the Board and a Director. Mr. Liddell’s options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant.
(5)	Restricted stock awards held by Mr. Moore vest in approximately 36 substantially equal monthly installments. The vesting schedule for Mr. Moore’s options is discussed under the heading “Outstanding Equity Awards at Fiscal Year-End” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our other highest paid executive officer at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
James D. Palm	138,889	61,111	(2)		$11.20	12/1/2015	—		—
Mike Liddell	—	274,362	(3)		$3.36	1/24/2015	—		—
Michael G. Moore	4,000 15,000	6,000 5,000	(3) (2)	$ $	3.36 9.07	1/24/2015 9/9/2015	9,861 —	(4)	$180,062 —

(1)	Market value of shares or units that have not vested is based on the closing price of $18.26 per share of our common stock on The NASDAQ Global Select Market on December 31, 2007, the last trading day of 2007.
(2)	Options vest in 36 substantially equal monthly installments. The option expiration date reflects the tenth anniversary from the date of grant.
(3)	Options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant. The option expiration date reflects the tenth anniversary from the date of grant.
(4)	Restricted stock awards vest in approximately 36 substantially equal monthly installments.

OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James D. Palm	—	—		—	—
Mike Liddell	91,454	728,888	(1)	—	—
Michael G. Moore	—	—		6,667	115,451	(2)

(1)	Value realized on exercise is the difference between the closing price per share of our common stock on The NASDAQ Global Select Market on the day of exercise and the exercise price of $3.36 per share.
(2)	Value realized on vesting is based on the vesting date closing price per share of our common stock on The NASDAQ Global Select Market.

DIRECTOR COMPENSATION

The following table contains information with respect to 2007 compensation of our directors who served in such capacity during that year, except that the 2007 compensation of those directors who are also our named executive officers is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Donald L. Dillingham(2)	2,500	—	—		2,500
Robert E. Brooks(3)	10,000	—	6,559	(4)	16,559
Dan Noles(5)	4,500	—	6,559	(4)	11,059
David L. Houston	13,000	—	6,559	(4)	19,559
Mickey Liddell(6)	4,000	—	6,559	(4)	10,559
Scott E. Streller	13,500	26,731	—		40,231

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007 of awards of stock options and restricted stock to the directors as indicated in such columns and were calculated in accordance with the provisions of SFAS 123(R). These amounts were calculated using certain assumptions, as set forth in Note 10 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K, filed with the SEC on March 17, 2008. These amounts may include amounts from awards granted in and prior to 2007.
(2)	Mr. Dillingham joined us as a director on November 9, 2007 following Mr. Brooks’ resignation as a director on October 29, 2007. Although Mr. Dillingham did not receive any equity awards in 2007, in March 2008, we granted 6,666 shares of our restricted stock, with the fair value of $88,658, to Mr. Dillingham in connection with his appointment to our board of directors in November 2007, of which 740 shares vested on April 1, 2008 and the remaining shares will vest in 36 equal monthly installments beginning on May 1, 2008.
(3)	Mr. Brooks resigned as a director on October 29, 2007.
(4)	Options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant.
(5)	Mr. Noles resigned as a director on April 30, 2007.
(6)	Mr. Liddell resigned as a director on April 30, 2007.

Retirement Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. For 2007, we made a safe harbor and discretionary contribution totaling six percent for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Services regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Amended and Restated 2005 Stock Incentive Plan

Our Amended and Restated 2005 Stock Incentive Plan was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards, performance awards and stock appreciation rights. Our board of directors, or a committee of the board of directors, serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and our affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 3,000,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. In 2007, we did not grant any awards to officers or directors. As of April 23, 2008, 527,380 shares were issuable upon exercise of outstanding options and 119,110 shares of restricted common stock had been granted under this plan. There were 1,238,007 shares available for future grants under this plan.

In the event of significant corporate transaction involving a change in control (as defined in the plan) of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2007, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	805,111	$6.22	1,244,673
Equity compensation plans not approved by security holders	—	—	—

(1)	Refers to our Amended and Restated 2005 Stock Incentive Plan and our 1999 Stock Option Plan.
(2)	Includes outstanding restricted stock grants of 130,721 shares.

Employment Agreements

What are the terms of the employment agreements with our executive officers?

In May 1999, we entered into an employment agreement with Mike Liddell, our Chairman of the Board. The agreement had an initial five-year term and automatically renews for successive one-year terms thereafter. The agreement provides for an annual base salary of $200,000, adjusted for cost of living increases. As a result of these increases, Mr. Liddell’s base salary had risen to $243,505 in 2007. Upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. The agreement also restricts Mr. Liddell’s use or disclosure of any of our confidential information during the term of the agreement and for a period of five years thereafter.

We also entered into an oral agreement with James D. Palm, our Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of our board of directors, an annual cash incentive bonus. In 2007, Mr. Palm’s annual salary was increased to $225,000. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to our other employees.

Change in Control Arrangements

Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. See “Employment Agreements” above. In addition, our Amended and Restated 2005 Stock Incentive Plan provides that in the event of significant corporate transaction involving a change in control of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

Potential payments to our Chief Executive Officer and our other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control” below.

Potential Payments Upon Termination or Change-in-Control

If Mr. Liddell had been terminated at December 31, 2007 without cause, he would have been entitled to $250,162 in cash severance payments. The value of his unexercisable stock options would have been $0. If Messrs. Palm and Moore had been terminated at December 31, 2007 for any reason, they would have been entitled to no cash severance payments.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 23, 2008 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDERS TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owners		Percent of Class
Charles E. Davidson 411 W. Putnam Avenue Greenwich, CT 06830	15,235,786	(2)	35.7%

Southpoint Capital Advisor, LP 237 Park Avenue, Suite 900 New York, New York 10017	4,183,621	(3)	9.8%

Luxor Capital Group, LP 599 Lexington Avenue, 35th Floor New York, New York 10153	2,763,115	(4)	6.5%

(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 23, 2008, or exercisable within 60 days of April 23, 2008, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 42,653,907 shares of common stock outstanding as of April 23, 2008, which includes 82,488 shares of restricted common stock awarded under our Amended and Restated 2005 Stock Incentive Plan. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 23, 2008, or exercisable within 60 days of April 23, 2008.
(2)	Based on the Form 4 filed with the SEC on May 30, 2007 by Charles E. Davidson and the Company’s records. Includes 14,391,829 shares of common stock held by CD Holding Company LLC and 843,957 shares of common stock held in an IRA for Mr. Davidson. Mr. Davidson is the manager and a member of CD Holding Company LLC. and the Chairman and Chief Investment Officer of Wexford Capital LLC.
(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008 on behalf of Southpoint Capital Advisors LLC, a Delaware limited liability company, Southpoint GP, LLC, a Delaware limited liability company, Southpoint Capital Advisors LP, a Delaware limited partnership, Southpoint GP, LP, Robert W. Butts and John S. Clark II. Southpoint Capital Advisors LP, Southpoint GP LP, Southpoint Capital Advisors LLC, Southpoint GP LLC, Robert W. Butts and John S. Clark II have sole voting and dispositive power over 4,183,621 shares of common stock. Southpoint Capital Advisors LLC is the general partner of Southpoint Capital Advisors LP. Southpoint GP LLC is the general partner of Southpoint GP, LP. Southpoint GP, LP is the general partner of Southpoint Fund LP, a Delaware limited partnership, Southpoint Qualified Fund LP, a Delaware limited partnership, and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership. Southpoint Offshore Fund, Ltd., a Cayman Island exempted company, is also a general partner of the Southpoint Master Fund, LP.
(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008 by Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Partners Offshore, Ltd., LCG Select Offshore, Ltd., Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Christian Leone. Luxor Capital Partners, LP, Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Mr. Leone share voting and dispositive power over 667,090 shares of common stock held by Luxor Capital Partners, LP. LCG Select, LLC, Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Mr. Leone share voting and dispositive power over 150,985 shares of common stock held by LCG Select, LLC. Luxor Capital Partners Offshore, Ltd., Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone share voting and dispositive power over 984,095 shares of common stock held by Luxor Capital Partners Offshore, Ltd. LCG Select Offshore, Ltd. , Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone share voting and dispositive power over 744,031 shares held by LCG Select Offshore, Ltd. Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone share voting and dispositive power over 216,914 shares held in accounts managed by Luxor Capital Group, LP. Luxor Capital Group, LP as the investment manager of Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Partners Offshore, Ltd. and LCG Select Offshore, Ltd. may be deemed to beneficially own 2,546,201 shares of common stock held by them, and an additional 216,914 shares of common stock held in accounts that it separately manages. Luxor Management, LLC is the general partner of Luxor Capital Group, LP, and Mr. Leone is the managing member of Luxor Management, LLC. LCG Holdings, LLC is the general partner of Luxor Capital Partners, LP and LCG Select, LLC and Mr. Leone is the managing member of LCG Holdings, LLC. Luxor Capital Partners Offshore, Ltd. and LCG Select Offshore, Ltd. are entities organized in the Cayman Islands.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 23, 2008 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Mike Liddell(2)	826,885	2.0%
Donald L. Dillingham(3)	6,666	*
David L. Houston(4)	32,000	*
Scott E. Streller(5)	6,666	*
James D. Palm(6)	172,222	*
Michael G. Moore(7)	44,333	*
Directors and Executive Officers as a Group (6 persons)	1,108,772	2.6%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 23, 2008, or exercisable within 60 days of April 23, 2008, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 42,653,907 shares of common stock outstanding as April 23, 2008, which includes 82,488 shares of restricted common stock awarded under our Amended and Restated 2005 Stock Incentive Plan. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 23, 2008, or exercisable within 60 days of April 23, 2008.
(2)	Includes (i) 741,632 shares of our common stock held by Mr. Liddell directly, (ii) 19,081 shares of our common stock held by Liddell Investments LLC, an entity controlled by Mr. Liddell, of which shares Mr. Liddell may be deemed to be the beneficial owner and (iii) 66,172 shares of our common stock held in trust for the benefit of Mr. Liddell’s daughters, of which Mr. Liddell’s spouse serves as the trustee and of which Mr. Liddell may be deemed to be the beneficial owner. Excludes (i) options to purchase 182,908 shares of our common stock, none of which are exercisable within 60 days of the date of this prospectus supplement, and (ii) an aggregate of 434,312 shares of our common stock held in trust for the benefit of Jesse Liddell and Luci Liddell, Mr. Liddell’s nephew and niece. Mr. Liddell serves as the trustee of the trust for the benefit of his nephew and niece and may be deemed to be the beneficial owner of shares held in such trust. Mr. Liddell disclaims beneficial ownership of 434,312 shares held in the trust for the benefit of his nephew and niece referenced above.
(3)	Represents the number of shares of restricted common stock granted under the Amended and Restated 2005 Stock Incentive Plan, of which amount (i) 740 shares vested on April 1, 2008 and (ii) the remaining shares will vest in 36 equal monthly installments beginning on May 1, 2008.
(4)	Includes options to purchase 32,000 shares of our common stock, all of which are exercisable within 60 days of April 23, 2008. Excludes options to purchase 8,000 shares of our common stock, none of which are exercisable within 60 days of April 23, 2008.
(5)	Includes 6,666 shares of our restricted common stock, granted on August 17, 2006 under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in 36 equal monthly installments beginning on the date of grant.
(6)	Includes options to purchase 172,222 shares of our common stock, all of which are exercisable within 60 days of April 23, 2008. Excludes options to purchase 27,778 shares of our common stock, none of which are exercisable within 60 days of April 23, 2008.
(7)	Includes (i) options to purchase 24,333 shares of our common stock, all of which are exercisable within 60 days of April 23, 2008 and (ii) 20,000 shares of our restricted common stock, of which 5,000 were granted on May 16, 2006 and 15,000 were granted on August 17, 2006, in each instance under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in approximately 36 substantially equal monthly installments. Excludes options to purchase 5,667 shares of our common stock, none of which are exercisable within 60 days of April 23, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2007 applicable to our officers and directors and such other persons were filed on a timely basis, except for Donald L. Dillingham, whose Forms 3 and 4 were inadvertently filed late in March of 2008.

Certain Relationships and Related Transactions

Administrative Services Agreements

We are a party to administrative service agreements with Diamondback Energy Services LLC, which we refer to as Diamondback, Great White Energy Services LLC, which we refer to as Great White, Caliber Development Company, LLC, which we refer to as Caliber, Stampede Investments LLC, which we refer to as Stampede, and Grizzly Oil Sands ULC, which we refer to as Grizzly, which agreements were entered into effective as of September 29, 2006, July 26, 2006, February 9, 2005, November 1, 2007 and November 15, 2007, respectively. Under these agreements, our services include accounting, human resources, legal and technical support. The services provided to these entities and the fees for such services can be amended by mutual agreement of the parties to these agreements. Each administrative services agreement has a three-year term, and upon expiration of that term the agreement will continue on a month-to-month basis until cancelled by either party to such agreement with at least 30 days prior written notice. Each administrative services agreement is terminable (1) by the counterparty at any time with at least 30 days prior written notice to us and (2) by either party if the other party is in material breach and such breach has not been cured within 30 days of receipt of written notice of such breach. Each of Diamondback, Great White, Caliber, Stampede and Grizzly reimbursed us for our dedicated employee time and related general and administrative costs based on the proportionate amount of time our employees spent performing services for such entity. We were reimbursed approximately $17,000, $754,000, $1,249,000, $123,000 and $953,000 by Diamondback, Great White, Caliber, Stampede and Grizzly, respectively, for services provided under these agreements during the year ended December 31, 2007. Each of Diamondback, Great White, Caliber, Stampede and Grizzly is controlled by Wexford Capital LLC. Charles Davidson, who beneficial owned approximately 35.7% of our outstanding common stock as of April 23, 2008, is the Chairman and Chief Investment Officer of Wexford Capital LLC. Our Chairman of the Board, Mike Liddell, is also the Chairman of the Board of Diamondback Energy Services, Inc., a subsidiary of Diamondback. Two of our directors, Scott Streller and Donald L. Dillingham, are also director nominees of Diamondback Energy Services, Inc.

We provide office space, furniture, telecommunications and computer and other information technology support to certain employees of Windsor Energy Resources LLC, or Windsor. Windsor has agreed to reimburse us for such services based on the number of employees we office and nature of services provided by us to such employees, which can vary from time to time. Windsor is controlled by Wexford Capital LLC.

Two of our petroleum engineers are providing services relating to evaluation of potential investments to Wexford Capital LLC and geological evaluations, seismic review and similar services to Tatex Thailand II, LLC, or Tatex II, and Tatex Thailand III LLC, or Tatex III. Wexford Capital LLC, Tatex II and Tatex III, respectively, have agreed to reimburse us based on the amount, scope and nature of services provided by our petroleum engineers to such entities, which can vary from time to time. Tatex II and Tatex III are controlled by Wexford Capital LLC.

We provide certain general and administrative services to Floran Technologies LLC, or Floran. We are reimbursed for our dedicated employee time and related general and administrative costs based on the proportionate amount of time our employees spent performing such services. For the year ended December 31, 2007, we were reimbursed approximately $61,000 by Floran and were owed an additional $31,000 for such services at that date.

Services Provided to Us by Our Affiliates

We contract with Athena Construction, L.L.C. to provide barge services in our West Cote Blanche Bay, or WCBB, and Hackberry fields located along the Louisiana Gulf Coast. In January 31, 2006, Athena was acquired by an entity controlled by Wexford Capital LLC. For the year ended December 31, 2007, we paid Athena $5,902,000 and owed an additional $1,561,000 for such services at that date.

In February 2005, but effective as of December 1, 2004, we acquired an interest in the Marquiss field, an approximately 9,500 net acre coalbed methane play in Campbell County, Wyoming. Windsor Energy Group, LLC, an entity controlled by Wexford Capital LLC, was the operator of this field. For the year ended December 31, 2007, we paid Windsor Energy Group $363,000 and owed an additional $440,000 related to reimbursement for services provided. Our interest in the Marquiss field was sold in February 2007.

Packers & Service Tools, Inc., which we refer to as Packers, performs services for us at our WCBB and Hackberry fields. For the year ended December 31, 2007, we paid Packers $1,406,000 and owed an additional $425,000 related to these services at that date. Packers is an entity controlled by Wexford Capital LLC.

Diamondback Completions LLC, which we refer to as Completions, performs services for us at our WCBB and Hackberry fields. For the year ended December 31, 2007, we paid Completions $278,000 and owed an additional $241,000 related to these services at that date. Completions is an entity controlled by Wexford Capital LLC.

Great White Towing LLC, which we refer to as Towing, performs services for us at our WCBB field. For the year ended December 31, 2007, we paid Towing $95,000 and owed an additional $50,000 related to these services at that date. Towing is an entity controlled by Wexford Capital LLC.

Effective March 1, 2008, Windsor provides tax planning, preparation of supporting tax schedules and consultation services to us, based on agreed upon fee structure. The scope of such services can be modified upon mutual agreement of the parties. Windsor is controlled by Wexford Capital LLC.

Caliber provides building maintenance services for our headquarters in Oklahoma City, Oklahoma. For the year ended December 31, 2007, we paid Caliber $14,000 and owed an additional $3,000 related to these services at that date. Caliber is an entity controlled by Wexford Capital LLC.

Our Investments in Affiliates and Related Agreements

During 2005, we purchased a 23.5% ownership interest in Tatex II at a cost of $2,400,000. The remaining interests in Tatex II are owned by other entities controlled by Wexford Capital LLC. Tatex II, a privately-owned entity, holds 85,122 of the 1,000,000 outstanding shares of APICO, LLC, or APICO, an international oil and gas exploration company. APICO has a reserve base located in Southeast Asia through its ownership of concessions covering three million acres which includes the Phu Horm Field. During 2007, we paid $88,000 in cash calls in respect of our investment in Tatex II.

During 2008, we purchased a 5% ownership interest in Tatex III at a cost of $850,000. Approximately 68.7% of the remaining interests in Tatex III are owned by other entities and individuals affiliated with Wexford Capital LLC.

During 2005, we purchased a 20% ownership interest in Windsor Bakken, LLC, or Bakken. The remaining interests in Bakken are owned by other entities controlled by Wexford Capital LLC. In 2006, Bakken acquired leases on undeveloped acreage in the Williston Basin areas of western North Dakota and eastern Montana, which we refer to as the contract area. During 2007, we paid $127,000 in respect of our interest in Bakken. Effective January 1, 2008, we acquired a direct, undivided 20% interest in Bakken’s assets in redemption of our 20% interest in Bakken.

In addition, effective January 1, 2008, we entered into an area of mutual interest agreement with Bakken and Windsor Dakota LLC, or Windsor Dakota, to jointly acquire oil and gas leases on certain lands located in North Dakota and Montana for the purpose of exploring, exploiting and producing oil and gas from the Bakken Shale. The agreement provides that each party must offer the other party the right to participate in such acquisition in proportion to its participating interest, which is 20% for us and 80% for Bakken and Windsor Dakota, collectively. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. In connection with this agreement, we, Bakken, Windsor Dakota and Windsor Energy Group, L.L.C., as the operator, also entered into the exploration agreement, effective as of January 1, 2008, pursuant to which we, Bakken and Windsor Dakota agreed to jointly evaluate, explore, exploit and develop the contract area, and

Windsor Energy Group, L.L.C. agreed to act as the operator under the terms of a joint operating agreement, effective as of March 4, 2008. In the event Gulfport has greater than a 50% interest in a prospect, as defined in the exploration agreement, the parties agreed to support Gulfport as the operator. The parties agreed to pay Windsor Energy Group, L.L.C. for its services as the operator with respect to the contract area as provided in the joint operating agreement.

During the third quarter of 2006, we purchased, through our wholly owned subsidiary Grizzly Holdings, Inc., a 24.9999% interest in Grizzly, a Canadian unlimited liability company, for approximately $8,200,000. The remaining interests in Grizzly are owned by other entities controlled by Wexford Capital LLC. During 2006, Grizzly acquired leases in the Athabasca region located in the Alberta Province near Fort McMurray within a few miles of other existing oil sands projects. Grizzly has commenced drilling of core holes for feasibility of oil production in three separate lease blocks but has not commenced development of operations. As of December 31, 2007, our net investment in Grizzly was $27,801,000.

At December 31, 2007, our wholly owned subsidiary, Grizzly Holdings Inc., owed Grizzly approximately $151,000 for shares issued in 2007.

Option and Purchase Agreement and Related Agreements

On November 30, 2007, we entered into an option agreement with Windsor Permian LLC, an entity controlled by Wexford Capital LLC, which we refer to as Windsor Permian. Under the option agreement, we were granted the right to participate on a 50/50 basis with Windsor Permian in the acquisition of certain strategic assets in Upton County, Texas in the Permian Basin. We paid Windsor Permian $8.5 million for the option, which amount was applied to our portion of the purchase price for the acquisition. On December 12, 2007, we exercised the option and on December 18, 2007, the purchase agreement was amended to, among other things, add Gulfport as a buyer under the purchase agreement. On December 20, 2007, the acquisition was closed, effective as of November 1, 2007. We and Windsor Permian also agreed to share equally all third-party costs and expenses incurred by each of us in connection with the transaction, none of which had been paid as of December 31, 2007.

In addition, effective as of November 1, 2007, we and Windsor Permian entered into an area of mutual interest agreement to jointly acquire oil and gas leases in the Permian Basin. The agreement provides that each party must offer the other party the right to participate in 50% of each such acquisition. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. On March 20, 2008, in connection with this agreement, we received a six-month option to acquire a direct, undivided interest of up to 25% in Windsor Permian’s oil and gas interests acquired on February 29, 2008 in Midland County, Texas. The option price is the sum of (i) the option percentage of the acquisition consideration paid by Windsor Permian to a third party in connection with the acquisitions of these assets, subject to certain exceptions, (ii) a fee equal to 1% of our purchase price, (iii) the option percentage of the sum of all third-party costs and expenses incurred by Windsor Permian in connection with the acquisition of these assets, subject to certain exceptions, (iv) the option percentage of all capital costs and lease operating expenses incurred subsequent to Windsor Permian’s acquisition of these assets and prior to the date of the option exercise by Gulfport, subject to certain exceptions, and (v) interest, at 8% per annum, on the amounts set forth in items (i), (iii) and (iv) calculated from the time of accrual to the closing date of the option.

In connection with the Area of Mutual Interest Agreement, we, Windsor Permian and Windsor Energy Group, L.L.C., as the operator, entered into the joint development agreement, effective as of November 1, 2007, pursuant to which we and Windsor Permian agreed to develop certain jointly held oil and gas leases in the Permian Basin, and Windsor Energy Group, L.L.C. agreed to act as the operator under the terms of the joint operating agreement, effective as of November 1, 2007. In the event either party has greater than a 50% interest in a prospect, as defined in the development agreement, the majority party may designate the operator of its choice. The parties agreed to pay Windsor Energy Group, L.L.C. for its services as the operator with respect to the contract area as provided in the joint operating agreement.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2008. The Audit Committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2007 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports and other services as described below.

How much were the independent auditors paid in 2006 and 2007?

Grant Thornton’s fees for professional services totaled $207,758 for 2006 and $463,746 for 2007. Grant Thornton’s fees for professional services included the following:

•

Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $207,189 in 2006 and $451,980 in 2007. The increase in audit fees from 2006 to 2007 primarily relates to our being subject to internal control audit requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the first time.

•

Audit-Related Fees – aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $569 in 2006 and $11,766 in 2007.

•	Tax and All Other Fees – there were no tax or other fees for products or services provided by Grant Thornton in addition to the services described above in 2006 and 2007.

Does the Audit Committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2006 and 2007 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton in 2006 or 2007.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2008.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2009 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 2, 2009.

Stockholders who wish to propose a matter for action at the 2009 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 13, 2009 and March 14, 2009. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Michael G. Moore, Corporate Secretary, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•

If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: 816-442-8030 or by mail: 114 West 11th Street, Suite 150 Kansas City, Missouri 64105.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

GULFPORT

ENERGY CORPORATION

Admission Ticket

000004

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Proxy – Gulfport Energy Corporation.

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on June 4, 2008, at 10:00 a.m. Oklahoma City time, at

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 04 01—- James Mike Liddell D. Palm 02 05—- Donald Scott E. L. Streller Dillingham 03—David L. Houston

04—James D. Palm 05—Scott E. Streller

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

the box to the left and the corresponding numbered box(es) to the right.

01 02 03 04 05

2. Proposal Thornton 2 LLP —Proposal as the Company’s to ratify the independent appointment auditors of Grant for the fiscal year ending December 31, 2008.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

<STOCK#> 00W60B

C 1234567890 J N T

1 U P X 0 1 7 6 3 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

GULFPORT

ENERGY CORPORATION

Proxy — Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Mike Liddell, James D. Palm and Michael G. Moore (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 4, 2008 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2008 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

This proxy, when properly signed, will be voted in the manner stated on the reverse side by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

IMPORTANT – PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.